Exhibit 99.1

NEWS RELEASE

BERNHARD HAMPL APPOINTED TO THE

BOARD OF DIRECTORS OF CAMBREX CORPORATION

East Rutherford, NJ – October 31, 2016 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), today announced that Bernhard Hampl was appointed to the Company’s Board of Directors on October 27, 2016, and will serve on the Board’s Regulatory Affairs Committee.  Dr. Hampl’s appointment increases the size of the Board to ten members.

Chairman of the Board, Shlomo Yanai, commented, “Dr. Hampl has over 30 years of experience in the pharmaceutical industry, leading companies competing within the generic and branded drug space. He will be a valuable asset to the Cambrex management team and Board as we seek to continue our track record of strong growth and profitability in the years to come."

Dr. Hampl is the President of BKH Pharma Services, a pharmaceutical consultancy firm. From 1996 to 2005 Dr. Hampl was President and CEO of Eon Labs, Inc. in NY, a company specializing in the development, manufacturing and marketing of generic pharmaceuticals, and after the sale of Eon Labs to Novartis’s Sandoz, he was US CEO of Sandoz from 2005 to 2008. Dr. Hampl currently serves as Co-Chairman of the Board of Softbox Systems LTD, a UK based company specializing in cold chain shipping. He is also a member of the Board of SiO2 Medical, as well as a member of the scientific advisory Board of Formycon AG, a biotech company in Munich, Germany and the CEO- Advisory Board of Great Point Partners, an investment firm in Greenwich, CT. Dr. Hampl is also an advisor to Advent International, a global private equity firm.

Dr. Hampl attended the School of Pharmacy of the Ludwig Maximilian University of Munich, Germany, and is a registered pharmacist who holds a PhD in Pharmaceutical Chemistry from the same university.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Tel: 201-804-3037
Email: stephanie.lafiura@cambrex.com

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